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                                                                    May 31, 2001


Chicago Bridge & Iron Company N.V.
Mr. Gerald M. Glenn
Mr. Timothy J. Wiggins
1501 North Division Street
Plainfield, IL  60544-8984

Gentlemen:

          Reference is made to the Shareholder Agreement dated as of February 7, 2001 among you and the undersigned (the "Agreement"). Each capitalized term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

          Sections 5.01(a) and 5.02(a) of the Agreement provide to the undersigned the right to require CB&I, in the absence of a Material Breach, to acquire at $17.15 per share any or all of the Put Shares and LC Shares then held by the undersigned during the twenty business day period from June 30, 2001 through July 30, 2001. For valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the undersigned agrees that it will not require CB&I, in the absence of a Material Breach, to acquire any of the Put Shares or the LC Shares prior to July 26, 2001; and provided further, that if requested in writing by CB&I and consented to by Farinvest, Ltd., the undersigned will agree that it will not require CB&I, in the absence of a Material Breach, to acquire any of the Put Shares or the LC Shares prior to August 14, 2001.

          CB&I agrees that it will pay interest to PDM, calculated at the rate of 5.88% per annum, on the principal amount of the purchase price of any Put Shares and/or any LC Shares repurchased from PDM after June 30, 2001, such interest to be payable for the period from June 30, 2001 to the date of transfer by, and payment to, PDM for any such Shares.

          In connection with this agreement, the undersigned also agrees that
(i) the latest call date by which CB&I may acquire any or all of the CB&I Shares pursuant to Section 4.01 of the Agreement shall be extended from June 28, 2001 to July 26, 2001 (or to August 14, 2001 if the proviso at the end of the preceding paragraph shall take effect), and (ii) the earliest date on which the undersigned may exercise its Demand Registration right pursuant to Section 6.01(b) of the Agreement shall be extended from June 30, 2001 to July 31, 2001 (or to August 15, 2001 if the proviso at the end of the preceding paragraph shall take effect).

                                    Very truly yours,

                                    PITT-DES MOINES, INC.


                                    By:     /s/ R. A. Byers
                                       -----------------------------------------
                                    Title:  Vice President Finance & Treasurer
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Accepted and Agreed:
CHICAGO BRIDGE & IRON COMPANY N.V.
By:  CHICAGO BRIDGE & IRON COMPANY
 B.V., its Managing Director

By:     /s/ Gerald M. Glenn
   -----------------------------
Title:  Managing Director
      --------------------------